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CUSIP Nos.:  848926101                                            Page 66 of 86
             848926200

                                                                EXHIBIT E

                                   August 18, 1997

Ned N. Fleming, III
Richard J. Boyle
Boyle, Fleming & Co., Inc.
600 N. Pearl, Suite 2160
Dallas, Texas 75201

    Re: That certain Withdrawal Agreement, dated as of July 5, 1996, among Boyle, Fleming & Co., Inc., a Texas corporation ("BF"), Richard J. Boyle, Ned N. Fleming III, Michael L. George, Michael L. George, Jr., George Group Employee Partners and George Group Incorporated, as amended by that certain letter agreement dated February 26, 1997 (collectively, the "Withdrawal Agreement")

Gentlemen:

    Reference is made to the Withdrawal Agreement described above. All defined terms in this letter shall, if not otherwise defined herein, have the meaning given to them in the Withdrawal Agreement.

    It is our mutual intent that BF complete its repurchase of my prior ownership in BF. To effect such repurchase, concurrently with the execution and delivery of this Agreement, BF shall (i) deliver to me immediately available funds in the amount of $2,050,000, and (ii) execute and deliver a Promissory Note payable to me in the principal amount of $2,050,000 in the form attached hereto as Exhibit A (the "Note"). In addition, concurrently herewith BF shall execute and deliver a Pledge Agreement (the "Pledge Agreement") in the form of Exhibit B hereto and deliver to me warrants (the "Warrants") representing the right to purchase 113,158 shares of Common Stock of Spinnaker Industries, Inc., a Delaware corporation ("Spinnaker"), and 113,158 shares of Class A Common Stock of Spinnaker, both of which are registered in the name of BF, along with duly executed assignments relating thereto with signatures guaranteed on each assignment. In addition, concurrently herewith BF shall execute UCC-1 financing statements in the form attached hereto as Exhibit C. The $2,050,000 cash payment shall be delivered by either cashier's check or by wire transfer (such that the wire is received by me today). On or prior to September 20, 1997, BF shall substitute, as collateral, 113,158 shares of Common Stock of Spinnaker and 113,158 shares of Class A Common Stock of Spinnaker (collectively, the "Shares") (such amounts to be adjusted for events such as stock dividends, splits, reverse splits, recapitalizations and the like).

    If BF does not pay all amounts due pursuant to the terms set forth in the Note, I shall be entitled to retain the Collateral (as defined in the Pledge Agreement). If BF substitutes the Shares as Collateral for the Warrants and if I retain the Collateral (as described in the immediately preceding sentence), I will be required to pay BF (i) an amount (the "Warrant Exercise Amount") determined by multiplying the number of shares with respect to which I foreclose by the per share exercise price paid by BF upon exercise of the Subject Warrant (such amount to be adjusted for events such as stock dividends, splits, reverse splits, recapitalizations and the like) plus (ii) an amount of interest determined as if BF had lent me the Warrant Exercise Price on the day it substituted Shares as Collateral for the Warrants (such interest rate to be 5.72% per annum, compounded monthly). At my election, I may, in lieu of delivering cash pursuant to the

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CUSIP Nos.:  848926101                                            Page 67 of 86
             848926200


preceding sentence, deliver shares of Spinnaker stock valued at a price of $10.3915 per share (such amount to be adjusted for events such as stock dividends, splits, reverse splits, recapitalizations and the like).

    Subsequent sales of Shares received by me upon foreclosure shall be subject to BF's right of first refusal in the manner and to the extent described in the Withdrawal Agreement.

    It is our intent that the provisions of this letter amend the Withdrawal Agreement for the purposes set forth herein. Accordingly I have requested the parties to the Withdrawal Agreement, other than you, to evidence their consent to the foregoing as well.

    Please acknowledge your agreement with the foregoing by signing in the space provided below.

                                       Very truly yours,


                                       /s/ Michael L. George
                                       --------------------------------------
                                       Michael L. George

Acknowledged and Accepted as
of the 18th day of August 1997


 /s/ Ned N. Fleming III
----------------------------------
     Ned N. Fleming, III


 /s/ Richard J. Boyle
----------------------------------
     Richard J. Boyle

Boyle, Fleming & Co., Inc. (formerly
Boyle, Fleming, George & Co., Inc.)


By:   /s/ Ned N. Fleming III
----------------------------------

The following persons, being parties to the Withdrawal Agreement, hereby acknowledge their consent to the foregoing:

George Group Employee Partners
By: George Group Incorporated, Managing General Partner

By: /s/ Michael L. George
----------------------------------
        Michael L. George, Chairman

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CUSIP Nos.:  848926101                                            Page 68 of 86
             848926200


George Group Incorporated

By: /s/ Michael L. George, Chairman
----------------------------------
        Michael L. George, Chairman


 /s/ Michael L. George
----------------------------------
    Michael L. George, Jr.

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CUSIP Nos.:  848926101                                            Page 69 of 86
             848926200


                            EXHIBIT A TO LETTER AGREEMENT

                                   PROMISSORY NOTE



                                                                 August 18, 1997


    Boyle, Fleming & Co., Inc., a Texas corporation (the "Maker"), for value received, hereby promises to pay to the order of Michael L. George (the "Payee"), at the time and in the manner hereinafter provided, the principal sum of Two Million and Fifty Thousand Dollars ($2,050,000), together with interest computed thereon at the rate hereinafter provided. This Note shall be payable at the office of the Payee or at such other address as the holder of this Note shall from time to time designate.

    The outstanding principal amount of this Note shall bear interest from the date hereof until the due date at the rate of five and seventy-two hundreths percent (5.72%) per annum, compounded monthly. The principal amount of this Note and accrued interest thereon shall be due and payable on January 15, 1998.

    All sums of principal and interest past due under the terms of this Note shall bear interest at a per annum interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law from the due date thereof until paid.

    In the event of default hereunder and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys' fees.

    This Note may be prepaid in whole or in part from time to time, without premium or penalty. Each prepayment of principal shall be accompanied by an amount equal to the accrued interest on the principal amount prepaid to the date of such prepayment.

    If default is made in any payment of this Note or in the observance of any covenant in this Note or in the Pledge Agreement (hereinafter defined), then the holder of this Note may at any time, at such holder's option, by written notice to Maker declare the entire principal balance and accrued but unpaid interest hereunder to be due and payable, whereupon the same shall forthwith mature and become due and payable without presentment, demand, protest or notice, all of which are hereby waived. If Maker shall (a) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian or liquidator of Maker or of all or a substantial part of its assets, (b) file a voluntary petition for bankruptcy or admit in writing that Maker is unable to pay its debts as they become due, (c) within sixty days after the commencement of any proceeding against Maker seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within sixty days after the appointment without the consent or acquiescence of Maker or of any trustee, receiver or liquidator of Maker or of all or any substantial part of its properties, such appointment shall not have been vacated, (d) make a general assignment for the benefit of creditors, (e) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or

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CUSIP Nos.:  848926101                                            Page 70 of 86
             848926200


insolvency laws, or (f) take other action for the purpose of effecting any of the foregoing, then the entire principal balance and accrued but unpaid interest shall at once become due and payable.

    The Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, any other notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for the holder hereof, in order to enforce payment of this Note, to first institute or exhaust such holder's remedies against the Maker or any other party liable therefor or against any security for this Note. No delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power of right preclude further exercise of that power or right.

    A security interest in the shares of capital stock of Spinnaker Industries, Inc. and/or warrants to purchase shares of capital stock of Spinnaker Industries, Inc. has been granted by Maker to the Payee to secure the payment of this Note pursuant to the terms and conditions of that certain Pledge Agreement (the "Pledge Agreement") from Maker to Payee of even date herewith and to secure the payment of any costs and expenses incurred by the Payee in the collection and enforcement hereof.

    The Maker shall have no personal liability to pay the indebtedness evidenced by this Note or any accrued interest on this Note. The holder of this Note shall look solely to the collateral described in the Pledge Agreement in satisfaction of the indebtedness evidenced by this Note and any accrued interest on this Note.

    The Maker understands that this Note may be pledged to secure certain obligations of the Payee and hereby consents to any such pledge.

    All agreements between the Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or any other document or instrument exceeds the maximum amount of interest prescribed by law, then IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of the Maker to the holder hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to the Maker. All sums paid, or agreed to be paid, by the Maker for the use, forbearance or detention of the indebtedness of the Maker to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout

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CUSIP Nos.:  848926101                                            Page 71 of 86
             848926200


the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Maker and the holder hereof.

    This Note shall be governed by and construed in accordance with the laws of the State of Texas.

    All references to the Maker herein shall, and shall be deemed to, include its successors and permitted assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Maker shall be binding upon its successors and permitted assigns, whether so expressed or not.


                                       BOYLE, FLEMING & CO., INC.


                                       By: /s/ Ned N. Fleming III
                                          ------------------------------------

                                       Name: Ned N. Fleming
                                            ----------------------------------

                                       Title: President
                                             ---------------------------------


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CUSIP Nos.:  848926101                                            Page 72 of 86
             848926200




                            EXHIBIT B TO LETTER AGREEMENT

                         (SEE EXHIBIT F TO THIS SCHEDULE 13D)